Exhibit (10.11)

NATIONAL RESEARCH CORPORATION

Summary of Compensation for
Non-Employee Directors
January 1, 2005

        As of January 1, 2005, the compensation for non-employee members of the Board of Directors (the “Board”) of National Research Corporation (the “Company”) is as follows:

        Directors who are not employees of the Company receive an annual retainer of $10,000 and a fee of $500 for each committee meeting attended, which is not held on the same date as a Board meeting is held. Additionally, directors are reimbursed for out-of-pocket expenses associated with attending meetings of the Board and committees thereof.

        Subject to shareholder approval of the 2004 Non-Employee Director Stock Plan at the May 5, 2005 Annual Meeting of Shareholders, each director who is not an employee of the Company will receive an annual grant of an option to purchase 12,000 shares of Common Stock on the date of each annual meeting of shareholders. The options will have an exercise price equal to the fair market value of the Common Stock on the date of grant and vest one year after the grant date.